Exhibit 99.1

FOR IMMEDIATE RELEASE	Nasdaq: NSIT
INSIGHT ENTERPRISES, INC. REPORTS SECOND QUARTER
2009 RESULTS
TEMPE, Ariz. — August 5, 2009 — Insight Enterprises, Inc. (Nasdaq: NSIT) (“Insight” or the “Company”) today reported results of operations for the quarter ended June 30, 2009.
Second Quarter Highlights
•	Net sales for the second quarter of 2009 decreased 26% compared to the second quarter of 2008 to $1.04 billion, an increase of 9% compared to the first quarter of 2009.

•	Gross profit for the second quarter also decreased 26% compared to the second quarter of 2008 to $147.8 million.

•	Net earnings from continuing operations before one-time items for the second quarter of $16.0 million.* (Net earnings from continuing operations for the second quarter of $12.9 million including one-time items.)

•	Diluted net earnings per share from continuing operations before one-time items for the second quarter of $0.34.* (Diluted net earnings per share from continuing operations for the quarter of $0.28 including one-time items.)

•	One-time items in the second quarter 2009 results include $2.1 million, $1.5 million net of tax, for severance and restructuring expenses, and $2.6 million, $1.6 million net of tax, for professional fees and costs associated with the restatement related to certain aged trade credits.

•	One-time items in the second quarter 2008 results include $313.8 million, $201.1 million net of tax and adjustments, for a non-cash goodwill impairment charge, which represented the entire goodwill balance of the North America operating segment, and $3.5 million, $2.3 million net of tax, for severance and restructuring expenses.

•	Earnings from a discontinued operation were $4.5 million, $2.8 million net of tax, or $0.06 per diluted share, bringing consolidated diluted net earnings per share to $0.34 for the second quarter. The net earnings from a discontinued operation result from the favorable settlement of an arbitrated claim related to the 2006 sale of a former subsidiary.

•	Generated $96.5 million of cash flows from operations, and paid down debt by $51.5 million during the second quarter of 2009, ending the quarter with $119.5 million of long-term debt outstanding as of June 30, 2009.

*	A tabular reconciliation of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures is included at the end of this press release.
“Overall, we are pleased with our first-half operational performance in this challenging new demand environment,” stated Rich Fennessy, President and Chief Executive Officer. “We believe we are well positioned going into the second half of the year to compete aggressively,” added Fennessy.
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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	480-902-1001	FAX 480-760-8958

Insight Q2 2009 Results, Page 2	August 5, 2009
SEGMENT OVERVIEW
In North America, net sales were $713.5 million for the second quarter of 2009, down 25% from the second quarter of 2008, but up 8% sequentially. Gross margin on these sales held steady at 14%. Selling and administrative expenses for North America in the second quarter include $2.6 million of professional fees and costs associated with the trade credits investigation. Excluding the effect of this item, selling and administrative expenses were down $22.5 million compared to last year, or 21%, primarily due to the cost reduction initiatives the Company has implemented over the last several quarters and, to a lesser extent, the effect of lower variable costs on lower sales. As a result, the North America segment reported earnings from operations of $13.8 million for the second quarter of 2009. Earnings from operations in North America in the second quarter were $16.3 million excluding the one-time items.
The Company’s EMEA operating segment reported net sales of $281.2 million for the second quarter of 2009, down 26% in U.S. dollars, but up 4% sequentially. Excluding the effects of foreign currency fluctuations, net sales were down 12% versus last year and down 2% sequentially. Gross profit in EMEA was down 26% in U.S. dollars, and down 12% excluding the effects of foreign currency fluctuations, while gross margin stayed steady at 14.9% compared to the same quarter last year. Selling and administrative expenses in EMEA in the second quarter of 2009 were down $7.6 million year over year in U.S. dollars, and excluding the effects of foreign currency fluctuations, selling and administrative expenses in EMEA decreased by approximately $600,000. The EMEA segment reported earnings from operations of $6.1 million for the second quarter of 2009. Excluding a severance charge of $1.9 million during the quarter, EMEA reported earnings from operations of $8.0 million.
In the Company’s APAC operating segment, net sales of $42.4 million for the second quarter of 2009 were down 28% from the prior year, and down 15% excluding the effects of foreign currency fluctuations. Gross profit was $6.3 million and gross margin was 14.9%, down from $9.5 million and 16.2% in the prior year quarter. The APAC segment reported earnings from operations of $2.0 million for the second quarter of 2009. Excluding a severance charge of $230,000 during the quarter, APAC reported earnings from operations of $2.2 million.
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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	480-902-1001	FAX 480-760-8958

Insight Q2 2009 Results, Page 3	August 5, 2009
UPDATED GUIDANCE
The Company continues to believe that, with demand levels where they are today and with the resource and other actions it has taken over the last several quarters, diluted earnings per share from continuing operations will be between $0.80 and $0.87 for the full year of 2009. However, given the typical seasonality of the Company’s software business and anticipation of continued softness in the EMEA market, it now believes that diluted EPS from continuing operations in the second half of the year may be lower than the first half of the year. This outlook does not include the effect of any severance and restructuring expenses, expenses associated with the restatement investigation and administration or related litigation, or other one-time charges.
CONFERENCE CALL AND WEBCAST
The Company will host a conference call and live web cast today at 5:00 p.m. ET to discuss second quarter results of operations. A live web cast of the conference call (in listen-only mode) will be available on the Company’s web site at www.insight.com and a replay of the web cast will be available on the Company’s web site for a limited time following the call. To listen to the live web cast by telephone, call 1-800-573-4752 if located in the U.S., 617-224-4324 for International callers, and enter the access code 21930220.
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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	480-902-1001	FAX 480-760-8958

Insight Q2 2009 Results, Page 4	August 5, 2009
Financial Summary Table
(in thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
Insight Enterprises, Inc.	2009	2008	% change	2009	2008	% change
Net sales	$1,037,162	$1,396,585	(26%)	$1,988,322	$2,500,083	(20%)
Gross profit	$147,844	$200,942	(26%)	$279,616	$352,564	(21%)
Earnings (loss) from operations — GAAP	$21,849	$(269,220)	108%	$13,931	$(254,959)	105%
Earnings from operations — non-GAAP*	$26,541	$48,064	(45%)	$34,570	$64,225	(46%)
Net earnings (loss) from continuing operations — GAAP	$12,893	$(175,075)	107%	$6,096	$(166,902)	104%
Net earnings from continuing operations — non-GAAP*	$15,971	$28,301	(44%)	$19,807	$37,624	(47%)
Diluted EPS from continuing operations — GAAP	$0.28	$(3.76)	107%	$0.13	$(3.51)	104%
Diluted EPS from continuing operations — non-GAAP*	$0.34	$0.60	(43%)	$0.43	$0.78	(45%)

North America
Net sales	$713,531	$955,808	(25%)	$1,373,632	$1,717,942	(20%)
Gross profit	$99,748	$134,780	(26%)	$192,791	$235,988	(18%)
Earnings (loss) from operations — GAAP	$13,768	$(286,223)	105%	$5,845	$(277,795)	102%
Earnings from operations — non-GAAP*	$16,330	$28,834	(43%)	$22,457	$38,271	(41%)

EMEA
Net sales	$281,241	$382,271	(26%)	$551,966	$700,492	(21%)
Gross profit	$41,773	$56,687	(26%)	$77,677	$103,336	(25%)
Earnings from operations — GAAP	$6,059	$13,068	(54%)	$6,640	$19,369	(66%)
Earnings from operations — non-GAAP*	$7,959	$15,278	(48%)	$10,320	$22,448	(54%)

APAC
Net sales	$42,390	$58,506	(28%)	$62,724	$81,649	(23%)
Gross profit	$6,323	$9,475	(33%)	$9,148	$13,240	(31%)
Earnings from operations — GAAP	$2,022	$3,935	(49%)	$1,446	$3,467	(58%)
Earnings from operations — non-GAAP*	$2,252	$3,952	(43%)	$1,793	$3,506	(49%)

*	A tabular reconciliation of financial measures prepared in accordance with GAAP to non-GAAP financial measures is included at the end of this press release.
USE OF NON-GAAP FINANCIAL MEASURES
The non-GAAP financial measures in 2009 and 2008 exclude one-time items and the tax effect of these items. We exclude these charges when internally evaluating earnings from operations, tax expense, net earnings from continuing operation and diluted earnings per share from continuing operations for the Company and earnings from operations for the individual operating segments. These non-GAAP measures are used to evaluate financial performance against budgeted amounts, to calculate incentive compensation, to assist in forecasting future performance and to compare our results to competitors’ financial results. We believe that these non-GAAP financial measures are useful to investors because they allow for greater transparency, facilitate comparisons to prior periods and competitors’ results and assist in forecasting performance for future periods because they exclude items we believe to be outside of normal operating results. These non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	480-902-1001	FAX 480-760-8958

Insight Q2 2009 Results, Page 5	August 5, 2009
FORWARD-LOOKING INFORMATION
Certain statements in this release and the related conference call and Web cast are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including our estimated diluted earnings per share for 2009, our perceptions of trends in the demand environment, estimated savings from headcount reductions (including assumptions about currency fluctuations underlying such statements), and fluctuations in our borrowing levels in the second half of 2009, are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements, include, but are not limited to, the following, which are discussed in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008:
•	general economic conditions, including concerns regarding a global recession and credit constraints;

•	changes in the information technology industry and/or the economic environment;

•	our reliance on partners for product availability, marketing funds, purchasing incentives and competitive products to sell;

•	stockholder litigation related to the restatement of our consolidated financial statements;

•	our ability to collect our accounts receivable;

•	increased debt and interest expense and lower availability on our financing facilities and changes in the overall capital markets that could increase our borrowing costs or reduce future availability of financing;

•	disruptions in our information technology systems and voice and data networks, including our system upgrade and the migration of acquired businesses to our information technology systems and voice and data networks;

•	actions of our competitors, including manufacturers and publishers of products we sell;

•	the integration and operation of acquired businesses, including our ability to achieve expected benefits of the acquisitions;

•	seasonal changes in demand for sales of software licenses;

•	the risks associated with international operations;

•	exposure to changes in, or interpretations of, tax rules and regulations;

•	exposure to currency exchange risks and volatility in the U.S. dollar, Canadian dollar, the Euro and the British Pound Sterling exchange rates;

•	our dependence on key personnel;

•	failure to comply with the terms and conditions of our public sector contracts;

•	rapid changes in product standards; and

•	intellectual property infringement claims and challenges to our registered trademarks and trade names.
Additionally, there may be other risks that are otherwise described from time to time in the reports that we file with the Securities and Exchange Commission. Any forward-looking statements in this release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. We assume no obligation to update, and do not intend to update, any forward-looking statements. We do not endorse any projections regarding future performance made by third parties.

Contacts:	Glynis Bryan	Helen Johnson
	Chief Financial Officer	Senior VP, Treasurer
	Tel. 480-333-3390	Tel. 480-333-3234
	Email glynis.bryan@insight.com	Email helen.johnson@insight.com
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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	480-902-1001	FAX 480-760-8958

Insight Q2 2009 Results, Page 6	August 5, 2009
INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$1,037,162	$1,396,585	$1,988,322	$2,500,083
Costs of goods sold	889,318	1,195,643	1,708,706	2,147,519

Gross profit	147,844	200,942	279,616	352,564
Operating expenses:
Selling and administrative expenses	123,865	152,878	257,208	288,339
Goodwill impairment	—	313,776	—	313,776
Severance and restructuring expenses	2,130	3,508	8,477	5,408

Earnings (loss) from operations	21,849	(269,220)	13,931	(254,959)
Non-operating (income) expense:
Interest income	(188)	(700)	(288)	(1,301)
Interest expense	1,988	3,912	4,088	6,578
Net foreign currency exchange (gain) loss	(162)	1,055	(213)	118
Other expense, net	202	171	481	490

Earnings (loss) from continuing operations before income taxes	20,009	(273,658)	9,863	(260,844)
Income tax expense (benefit)	7,116	(98,583)	3,767	(93,942)

Net earnings (loss) from continuing operations	12,893	(175,075)	6,096	(166,902)
Net earnings from a discontinued operation	2,801	—	2,801	—

Net earnings (loss)	$15,694	$(175,075)	$8,897	$(166,902)

Net earnings (loss) per share — Basic:
Net earnings (loss) from continuing operations	$0.28	$(3.76)	$0.13	$(3.51)
Net earnings from a discontinued operation	0.06	—	0.06	—

Net earnings (loss) per share	$0.34	$(3.76)	$0.19	$(3.51)

Net earnings (loss) per share — Diluted:
Net earnings (loss) from continuing operations	$0.28	$(3.76)	$0.13	$(3.51)
Net earnings from a discontinued operation	0.06	—	0.06	—

Net earnings (loss) per share	$0.34	$(3.76)	$0.19	$(3.51)

Shares used in per share calculations:
Basic	45,853	46,594	45,781	47,567

Diluted	46,336	46,594	46,023	47,567

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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	480-902-1001	FAX 480-760-8958

Insight Q2 2009 Results, Page 7	August 5, 2009
INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$119,820	$49,175
Accounts receivable, net	879,770	990,026
Inventories	83,335	103,130
Inventories not available for sale	24,446	30,507
Deferred income taxes	38,776	40,075
Other current assets	45,427	37,495

Total current assets	1,191,574	1,250,408

Property and equipment, net	155,702	157,334
Goodwill	5,764	—
Intangible assets, net	88,152	93,400
Deferred income taxes	86,251	89,757
Other assets	16,552	16,741

	$1,543,995	$1,607,640

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$732,710	$720,833
Accrued expenses and other current liabilities	193,620	175,769
Current portion of long-term debt	—	—
Deferred revenue	34,101	36,339

Total current liabilities	960,431	932,941

Long-term debt	119,500	228,000
Deferred income taxes	1,934	2,291
Other liabilities	20,275	22,440

	1,102,140	1,185,672

Stockholders’ equity:
Preferred stock	—	—
Common stock	459	456
Additional paid-in capital	374,013	371,664
Retained earnings	49,187	40,290
Accumulated other comprehensive income — foreign currency translation adjustments	18,196	9,558

Total stockholders’ equity	441,855	421,968

	$1,543,995	$1,607,640

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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	480-902-1001	FAX 480-760-8958

Insight Q2 2009 Results, Page 8	August 5, 2009
INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net earnings (loss)	$8,897	$(166,902)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Goodwill impairment	—	313,776
Depreciation and amortization	19,277	19,482
Provision for losses on accounts receivable	1,328	1,529
Write-downs of inventories	3,882	4,275
Non-cash stock-based compensation	7,165	5,889
Non-cash gain from arbitrated claim, net of tax	(2,801)	—
Excess tax benefit from employee gains on stock-based compensation	—	(110)
Deferred income taxes	211	(110,476)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	145,031	(85,391)
Decrease (increase) in inventories	23,315	(19,243)
(Increase) decrease in other current assets	(6,904)	14,505
(Increase) decrease in other assets	(1,022)	2,406
(Decrease) increase in accounts payable	(31,662)	122,878
Increase in deferred revenue	1,068	8,289
Increase (decrease) in accrued expenses and other liabilities	24,840	(8,574)

Net cash provided by operating activities	192,625	102,333

Cash flows from investing activities:
Acquisition of Calence, net of cash acquired	(12,834)	(124,671)
Purchases of property and equipment	(8,345)	(15,703)
Other	—	(900)

Net cash used in investing activities	(21,179)	(141,274)

Cash flows from financing activities:
Borrowings on senior revolving credit facility	529,873	372,770
Repayments on senior revolving credit facility	(638,373)	(176,770)
Borrowings on accounts receivable securitization financing facility	145,000	181,500
Repayments on accounts receivable securitization financing facility	(145,000)	(184,500)
Repayments on term loan	—	(56,250)
Net borrowings under inventory financing facility	1,210	16,850
Repayments on assumed debt	—	(7,083)
Payment of deferred financing fees	(531)	(3,300)
Proceeds from sales of common stock under employee stock plans	—	3,078
Excess tax benefit from employee gains on stock-based compensation	—	110
Payment of payroll taxes on stock-based compensation through shares withheld	(398)	(1,983)
Repurchases of common stock	—	(50,000)
Increase (decrease) in book overdrafts	6,126	(3,893)

Net cash (used in) provided by financing activities	(102,093)	90,529

Foreign currency exchange effect on cash flows	1,292	1,257

Increase in cash and cash equivalents	70,645	52,845
Cash and cash equivalents at beginning of period	49,175	56,718

Cash and cash equivalents at end of period	$119,820	$109,563

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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	480-902-1001	FAX 480-760-8958

Insight Q2 2009 Results, Page 9	August 5, 2009
INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Consolidated Earnings (Loss) from Operations:
GAAP	$21,849	$(269,220)	$13,931	$(254,959)
Goodwill impairment	—	313,776	—	313,776
Severance and restructuring expense	2,130	3,508	8,477	5,408
Termination of equity incentive compensation plan	—	—	5,478	—
Professional fees and costs from trade credits restatement issue	2,562	—	6,684	—

Non-GAAP	$26,541	$48,064	$34,570	$64,225

Consolidated Net Earnings (Loss) from Continuing Operations:
GAAP	$12,893	$(175,075)	$6,096	$(166,902)
Goodwill impairment	—	201,050	—	201,050
Severance and restructuring expense	1,497	2,326	5,462	3,476
Termination of equity incentive compensation plan	—	—	3,524	—
Professional fees and costs from trade credits restatement issue	1,581	—	4,125	—
Tax charge for remeasurement of certain deferred tax assets	—	—	600	—

Non-GAAP	$15,971	$28,301	$19,807	$37,624

Consolidated Diluted EPS from Continuing Operations:
GAAP	$0.28	$(3.76)	$0.13	$(3.51)
Goodwill impairment	—	4.31	—	4.22
Severance and restructuring expense	0.03	0.05	0.12	0.07
Termination of equity incentive compensation plan	—	—	0.08	—
Professional fees and costs from trade credits restatement issue	0.03	—	0.09	—
Tax charge for remeasurement of certain deferred tax assets	—	—	0.01	—

Non-GAAP	$0.34	$0.60	$0.43	$0.78

Shares used in per share calculations:
GAAP	46,336	46,594	46,023	47,567
Dilutive potential common shares due to dilutive options and RSUs, net of tax effect	—	272	317	414

Non-GAAP	46,336	46,866	46,340	47,981

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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	480-902-1001	FAX 480-760-8958

Insight Q2 2009 Results, Page 10	August 5, 2009
INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures (Continued)
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
North America Earnings (Loss) from Operations:
GAAP	$13,768	$(286,223)	$5,845	$(277,795)
Goodwill impairment	—	313,776	—	313,776
Severance and restructuring expense	—	1,281	5,859	2,290
Termination of equity incentive compensation plan	—	—	4,069	—
Professional fees and costs from trade credits restatement issue	2,562	—	6,684	—

Non-GAAP	$16,330	$28,834	$22,457	$38,271

EMEA Earnings from Operations:
GAAP	$6,059	$13,068	$6,640	$19,369
Severance and restructuring expense	1,900	2,210	2,317	3,079
Termination of equity incentive compensation plan	—	—	1,363	—

Non-GAAP	$7,959	$15,278	$10,320	$22,448

APAC Earnings from Operations:
GAAP	$2,022	$3,935	$1,446	$3,467
Severance and restructuring expense	230	17	301	39
Termination of equity incentive compensation plan	—	—	46	—

Non-GAAP	$2,252	$3,952	$1,793	$3,506

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958